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GMAC
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INSTITUTIONAL ADVISORS
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June 16, 2005



     Re:  Quadrant Shareholder Meetings
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Dear Shareholder:

     As you know, the Quadrant Fund, Inc. (the "QF-RIC") had a shareholder meeting on May 27, 2005 (the "Meeting") at which the QF-RIC shareholders were asked to authorize the QF-RIC to charge a 1% investment management fee.

     The Quadrant Fund REIT, Inc. (the "QF-REIT") also had a shareholder meeting on May 27, 2005 at which the QF-REIT shareholders were asked to authorize (i) the reclassification of 596,000,000 shares of Class A Common Stock, $.001 par value, including all of the shares of Class A Stock owned by Quadrant Fund, LLC, as Class B Common Stock, $.001 par value, with the shares of Class B Common Stock paying the management fee, (ii) restrictions upon the ownership and redeemability of Class A Common Stock, (iii) the change in redemption procedures to mirror the timing under the tender offer procedures for the QF-RIC, (iv) the change in the method of valuation of shares of QF-REIT upon redemption or transfer from Fair Market Value to Net Asset Value, (v) the requirement that the prior written consent of the QF- REIT board of directors be obtained prior to the transfer of any stock of QF-REIT, (vi) the filing of the Articles of Amendment and Restatement of the QF-REIT to effect the foregoing, and (vii) the QF-REIT to charge a 1% investment management fee.

     As explained below, both shareholder meetings were adjourned until recent developments related to the QF-REIT could be addressed. The shareholder meetings for the QF-RIC and the QF-REIT will be reconvened on June 22, 2005 at 9:15 a.m. EST and 9:30 a.m. EST, respectively, at the offices of Quadrant Fund, Inc., 116 Welsh Road, Horsham, Pennsylvania 19044.

     We received your proxy to vote on such proposals, but the Meeting was adjourned as a result of a Dutch regulatory issue which impacts Stichting Pensioenfonds ABP ("ABP"), the primary investor in a limited liability company ("ABP LLC") that invested directly in the QF-REIT. This issue was brought to our attention at the last minute by counsel to ABP. Consequently, we decided to adjourn the shareholder meetings of both the QF-RIC and the QF-REIT until this issue could be resolved.

     If the proposals are approved at the shareholder meetings, you and the other investors (the "LLC Investors") participating in the Quadrant Strategy through the Quadrant Fund LLC (the "QF-LLC") will directly own shares of the QF-RIC, and interests in the QF-LLC. The QF-LLC will own only shares of the QF-REIT. Counsel to ABP has advised us that the elimination of the QF-LLC as an investor in the QF-REIT, while ABP LLC invests in a strategy similar to that pursued by the QF-REIT could raise significant regulatory issues for ABP under Dutch law. Subsequently, we determined it to be in the shareholders' best interest to entirely redeem ABP LLC's investment in the QF-REIT. Consequently, we intend, as soon as it is practical, to dissolve the QF-LLC and distribute the shares of the QF-REIT held by the QF-LLC to the LLC

               12735 Morris Rd., Suite 180. Alpharetta, GA 30004
                        770.752.6713 / Fax 770.752.6734

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GMAC
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INSTITUTIONAL ADVISORS
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Investors, so that the LLC Investors participate in the Quadrant Strategy in the same functional manner as will new investors in the Quadrant Strategy.

     As a result of ABP's redemption, it is no longer necessary for the QF-REIT to reclassify any of its Class A Common Stock to Class B Common Stock or to place restrictions upon the ownership and redeemability of Class A Common Stock. As a result, clause (i) and clause (ii) of Proposal 1 in the QF-REIT Proxy Statement dated May 11, 2005 are no longer necessary and should be treated as though such clauses are deleted from your proxy card. At the Meeting only the remaining issues are subject to a vote by shareholders. The QF-LLC will continue to hold Class A Common Stock on your behalf and any reference to Class B Common Stock is actually a reference to Class A Common Stock.

     No changes were made to the proposal in the QF-RIC's proxy statement.

     Please review the enclosed documents, which fully disclose the final structure of the Quadrant Strategy.

     o Revised private placement memorandum of the QF-RIC filed with the SEC on Form N-2 (clean & marked to show changes from document sent to you on approximately May 9, 2005).

     o Revised Confidential Private Placement Memorandum of the QF-REIT (clean and marked to show changes from document sent to you on approximately May 11, 2005).

     o Revised Supplement to the Confidential Private Placement Memorandum of the QF-REIT (clean and marked to show changes from document sent to you on approximately May 11, 2005).

     o Revised Form of Articles of Amendment and Restatement of the QF-REIT (clean, marked to show changes from document sent to you on approximately May 11, 2005, and marked to show changes from the version currently on file with the State of Maryland, last amended on December 30, 2004).

     The proxy cards you submitted in connection with the QF-RIC and QF-REIT Meetings are still valid. Please let us know in writing by 9 a.m. EST on June 22, 2005, or in person at the Meetings, if you wish to revoke either or both of the proxy cards you submitted previously. If we do not hear from you by that time, we will assume that you do not want to revoke your proxies, and we will vote your shares as you directed in your proxy cards.

     Thank you for considering these important proposals and for your continued support. We remain excited about the Quadrant Strategy, and we look forward to continuing to work with you. As always, please feel free to call me, at (770) 752-6713, with any questions you may have.

                                                Sincerely,

                                                /s/ Kurt Wright

                                                Kurt Wright
Enclosures


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